Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91698) and S-3 (No. 111754) of Pacer International, Inc. of our report dated February 6, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

San Francisco, California

February 19, 2004